Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
631-962-2043	212 -213-0006
Kim Wittig (media)
631-962-2135
OSI Pharmaceuticals Announces Third Quarter 2008 Financial Results
— Reports Earnings of $0.56 Per Share From Continuing Operations —
— Tarceva Global Net Sales of $279 Million Up 23% Over The Third Quarter of 2007 —
MELVILLE, NEW YORK — October 22, 2008 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the Company’s third quarter ended September 30, 2008. The Company reported net income from continuing operations of $34.5 million (or $0.56 per share) for the three months ended September 30, 2008, compared with net income from continuing operations of $35.9 million (or $0.59 per share) for the third quarter of 2007.
The Company reported total revenues from continuing operations of $95 million for the third quarter of 2008 compared to revenues of $100 million for the third quarter of 2007. The decline was primarily due to greater license and milestone revenue received in 2007, which was partially offset by the growth in revenues relating to worldwide Tarceva® (erlotinib) sales. Total worldwide net sales of Tarceva for the third quarter of 2008, as reported by the Company’s collaborators for Tarceva, Genentech, Inc. and Roche, were approximately $279 million, representing a 23% growth in global sales compared to the same period last year. For the nine months ended September 30, 2008 worldwide Tarceva net sales were approximately $837 million, representing a 32% increase over the same period last year.
Total revenues from continuing operations for the third quarter of 2008 are comprised of the following key items:
•	Net revenues from the unconsolidated joint business for Tarceva of $46 million, compared to $42 million in the third quarter of 2007, arising from the Company’s co-promotion arrangement with Genentech. The net revenues were based on total U.S. Tarceva sales of $110 million, compared to $101 million in the third quarter of 2007, a 9% increase. However, sales for both the third quarter of 2008 and 2007 were negatively impacted by approximately $11 million and $13 million, respectively, of net reserve adjustments primarily due to higher than anticipated product returns related to expiring inventory.
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•	Royalties of $34 million compared to $25 million in the third quarter of 2007 from Roche, the Company’s international partner for Tarceva. The royalty revenues are based on total rest of world sales of approximately $169 million, an increase of 35%, compared to the $125 million reported in the third quarter of 2007.

•	License, milestone and other revenues of $15 million compared with $33 million in the third quarter of 2007. Overall revenue generated from the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes decreased due to the inclusion of license and milestone revenue in 2007, which was partially offset by an increase in royalty income in 2008. Royalty income nearly tripled to $13 million. The remaining decrease was comprised primarily of the inclusion of amortization of an upfront license fee in 2007 related to the outlicense of our Glucokinase Activator program to Eli Lilly and Company in January 2007, and the inclusion of license revenue in 2007 from Renovo plc. in connection with their licensing agreement with Shire, plc. for their TGF-beta 3 drug candidate Juvista®.
Operating expenses from continuing operations for the third quarter of 2008 were $58 million, compared to $64 million for last year’s third quarter. Research and development expense for the third quarter of 2008 increased to $33 million compared to $29 million for last year’s third quarter. The Company also recognized a $7.5 million in-process research and development charge in the third quarter of 2007 related to its discovery and translational research collaboration with AVEO Pharmaceuticals, Inc. Selling, general and administrative expenses for the third quarter of 2008 decreased to $22 million compared to $25 million for the third quarter of 2007. Operating expenses include $5.1 million (or $0.08 per share) of equity related compensation expense for the third quarter of 2008, compared to $3.4 million (or $0.05 per share) for the third quarter of 2007.
Discontinued Operations
As a result of the Company’s decision to divest its eye disease business, or Eyetech, the operating results for Eyetech, for all periods presented, are shown as discontinued operations in the accompanying consolidated statement of operations. In August 2008, the Company divested the Company’s remaining eye disease business assets.
The Company’s net income, including results from discontinued operations, was $54.8 million (or $0.88 per share) for the three months ended September 30, 2008, compared with a net income of $29.6 million (or $0.49 per share) reported for the third quarter of 2007.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on October 22, 2008 at 5:00PM (Eastern Time). To access the live webcast or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-244-2435 (U.S.) or 1-913-312-1265 (international) to listen to the call. The conference ID number for the live call is 5943449. Telephone replay is available approximately two hours after the call through November 5, 2008. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number for the replay is 5943449.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
(In thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$45,501	$41,747	$147,237	$123,868
Royalties on product licenses	34,228	25,413	100,831	67,252
License, milestone and other revenues	14,843	33,210	32,893	65,602

Total revenues	94,572	100,370	280,961	256,722

Expenses:
Cost of goods sold	2,517	2,142	6,748	6,093
Research and development	33,054	29,489	94,009	87,384
Acquired in-process research and development	—	7,500	—	7,500
Selling, general and administrative	22,262	24,816	69,985	73,983
Amortization of intangibles	646	461	1,884	1,378

Total expenses	58,479	64,408	172,626	176,338

Income from continuing operations	36,093	35,962	108,335	80,384

Other income (expense):
Investment income — net	2,976	3,157	9,670	9,247
Interest expense	(2,894)	(1,811)	(9,040)	(5,423)
Other income (expense) — net	(643)	(497)	(2,779)	2,582

Income from continuing operations before income taxes	35,532	36,811	106,186	86,790
Income tax provision	987	907	2,761	1,915

Net income from continuing operations	34,545	35,904	103,425	84,875
Income (loss) from discontinued operations	20,281	(6,276)	5,936	(28,984)

Net income	$54,826	$29,628	$109,361	$55,891

Basic and diluted income (loss) per common share:
Basic income (loss)
Continuing operations	$0.60	$0.62	$1.81	$1.48
Discontinued operations	$0.35	$(0.11)	$0.10	$(0.50)
Net income	$0.95	$0.51	$1.91	$0.97
Diluted income (loss)
Continuing operations *	$0.56	$0.59	$1.70	$1.41
Discontinued operations	$0.31	$(0.10)	$0.09	$(0.46)
Net income	$0.88	$0.49	$1.79	$0.95

Weighted average shares of common stock outstanding:
Basic shares	57,437	57,756	57,218	57,536
Diluted shares	64,571	65,201	64,355	63,041

* Computation of diluted income per share from continuing operations:

Net income from continuing operations	$34,545	$35,904	$103,425	$84,875
Add: Interest and issuance cost related to dilutive convertible debt	1,667	2,260	5,829	3,811

Net income from continuing operations — diluted	$36,212	$38,164	$109,254	$88,686

Basic shares	57,437	57,756	57,218	57,536
Dilutive effect of options and restricted stock	1,227	538	821	597
Dilutive effect of the 2025 Notes	3,908	3,908	3,908	3,908
Dilutive effect of the 2023 Notes	1,999	2,999	2,408	1,000
Dilutive effect of the 2038 Notes** (issued in January 2008)	—	—	—	—

Diluted shares	64,571	65,201	64,355	63,041

**	Under the “if-converted” method, common share equivalents related to our 2038 Notes were not included in diluted earnings per share for the three and nine months ended September 30, 2008 because their effect would be anti-dilutive.

	September 30,	December 31,
	2008	2007
	Unaudited
Cash and investments securities (including restricted investments)	$488,469	$305,098